                            NUVEEN MULTISTATE TRUST I

                   RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 15/th/ day of May, 2003 by and between Nuveen Multistate Trust I, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates July 1, 2003 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until July 1, 2004 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until July 1, 2004 and ratify and confirm the Agreement in all respects.


                                            NUVEEN MULTISTATE TRUST I


                                            By:  /s/ Jessica R. Droeger
                                               ------------------------------
                                                 Vice President

ATTEST:


     /s/ Virginia L. O'Neal
-------------------------------
     Assistant Secretary

                                            NUVEEN ADVISORY CORP.


                                            By:  /s/ William M. Fitzgerald
                                               ------------------------------
                                                 Managing Director

ATTEST:


     /s/ Larry W. Martin
-------------------------------
     Assistant Secretary